Waiver of Monthly Deduction Rider for Total Disability

     Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase your policy values.

Definition of Injury

     1.   During the first 2 years this rider is inforce:

     Accidental bodily injury that occurs while this rider is in force.

     2.   Thereafter: Accidental bodily injury.

     In either event, injury must result, directly and independently of all other causes, in total disability.

Definition of Sickness

     1.   During the first 2 years this rider is inforce:

     Disease or illness that first appears and causes total disability while this rider is in force.

     2. Thereafter: Disease or illness that causes total disability while this rider is inforce.

Definition of Total Disability

     The inability of the insured, due to injury or sickness, to perform substantially all of the important duties to his or her principal occupation for remuneration or profit. After 2 years of such continuous disability, we will consider the insured to be totally disabled only if he or she is unable to perform substantially all of the important duties of any gainful occupation. By "gainful occupation", we mean one for which the insured is or becomes reasonably fit by education, training, or experience.

Certain losses will be considered "presumptive total disability".

     If injury or sickness causes the total and irrecoverable loss of the following, we will consider the insured totally disabled, even while the insured performs in an occupation:

     1.   the sight of both eyes; or
     2.   the use of both hands; or
     3.   the use of both feet; or
     4.   the use of one hand and one foot.

     Such loss must occur or first appear after the effective date of this rider and while this rider is in force.

What benefit does this rider provide?

     This rider provides for the waiver of monthly deductions for the policy and attached riders if the insured becomes totally disabled, and meets the requirements shown below.

     To qualify for this benefit, you must give proof that the insured's total disability:

     1.   has been continuous for 6 months or more; and
     2.   began while this rider was in force; and
     3. began after the insured's 5th birthday, but before the Age 60 anniversary.

     Provided these requirements are met, we will waive the monthly deductions as long as total disability lasts. The waiver of monthly deductions will also apply to this and all other riders attached to the policy.

     Until your claim is approved by us, you must pay the premiums needed so that your policy does not lapse as provided in the grace period provision of the policy. We will also take monthly deductions as usual.

     If we approve your claim, monthly deductions taken during total disability will be added to the value of the policy, using the premium allocation percentages then in effect.

Does coverage under the policy remain the same during disability?

     During a period of disability, you may not:

     1.   increase the specified amount of the policy; or
     2.   change from death benefit Option 2 to death benefit Option 1; or
     3.   increase any benefits under the policy or any riders attached to it.

Are there any exclusions?

     We will not waive any monthly deductions if total disability results from:

     1.   intentionally self-inflicted injuries; or
     2.   war, declared or not, an act of war, or any type of military conflict.

     If total disability begins within the grace period for the policy, the monthly deduction due at the time the policy entered the grace period will not be waived.

When should you furnish proof of a disability?

     We must receive proof of total disability in our home office within one year after the monthly date of the monthly deduction that you ask us to waive. If you don't give us proof within this time, your claim will not be affected if proof was given:

     1.   as soon as reasonably possible; and
     2. within one year after the insured's death or recovery from total disability;

     otherwise, monthly deductions made more than one year before proof was furnished will not be waived.

How often is proof of disability required to be given?

     At reasonable intervals, we have the right to require proof that total disability is continuing. If such proof is not given when required, no further monthly deductions will be waived.

Is there a monthly deduction for the cost of this rider?

     Yes. While this rider is in force, a monthly deduction for the cost of this rider is taken from the policy value. The amount can be determined from the Rider Cost of Insurance Table.

When will this rider become incontestable?

     After this rider has been in force during the insured's lifetime for two years from its effective date, we cannot contest this rider. The two year period will not include time during which the insured is totally disabled.

When will this rider terminate?

     This rider will terminate on the earliest of the following:

     1. the monthly date on or next following receipt of your written request for coverage to end; or
     2.   the insured's Age 60 anniversary; or
     3.   the date the policy terminates.

     Termination of this rider will not affect a valid claim for benefits for total disability that starts before the termination.

What is the effective date of this rider?

     This rider is issued as of the policy date of the policy unless a different date is shown under Policy Data.

IDS Life Insurance Company of New York

(signature of) Eric L. Marhoun

Secretary

                         Rider Cost of Insurance Table

The monthly deduction of the cost of this rider is equal to the sum of A + B described below.

A is the result of 1 x (2 - 3), where:
                      1000

(1) is the WMD rate from the table below, based on the then attained age of the insured;
(2) is the base policy's death benefit, divided by the guaranteed interest rate factor shown under Policy Data;
(3)  is the base policy's value at the beginning of the policy month.

B is the monthly cost of this rider for any additional riders attached to the policy.

             SMD Rate*           WMD Rate*                               WMD Rate*          WMD Rate*
               Male                Female                                  Male               Female
Attained            Std.                Std.                Attained            Std.                Std.
Age of    Std.      Non-      Std.      Non-                Age of    Std.      Non-      Std.      Non-
Insured   Smoker    Smoker    Smoker    Smoker              Insured   Smoker    Smoker    Smoker    Smoker
 5       $0.0100   $0.0100   $0.0100   $0.0100              35       $0.0200   $0.0175   $0.0250   $0.0225
 6        0.0100    0.0100    0.0100    0.0100              36        0.0200    0.0175    0.0275    0.0250
 7        0.0100    0.0100    0.0100    0.0100              37        0.0225    0.0175    0.0275    0.0250
 8        0.0100    0.0100    0.0100    0.0100              38        0.0225    0.0200    0.0300    0.0250
 9        0.0100    0.0100    0.0100    0.0100              39        0.0250    0.0200    0.0300    0.0275

10        0.0100    0.0100    0.0100    0.0100              40        0.0275    0.0225    0.0325    0.0275
11        0.0100    0.0100    0.0100    0.0100              41        0.0275    0.0225    0.0325    0.0275
12        0.0100    0.0100    0.0100    0.0100              42        0.0300    0.0250    0.0350    0.0300
13        0.0125    0.0100    0.0125    0.0125              43        0.0325    0.0250    0.0375    0.0300
14        0.0125    0.0125    0.0125    0.0125              44        0.0350    0.0275    0.0375    0.0300

15        0.0150    0.0125    0.0125    0.0125              45        0.0375    0.0300    0.0400    0.0325
16        0.0150    0.0125    0.0125    0.0125              46        0.0400    0.0300    0.0425    0.0325
17        0.0150    0.0125    0.0150    0.0125              47        0.0450    0.0350    0.0450    0.0350
18        0.0150    0.0150    0.0150    0.0150              48        0.0500    0.0375    0.0475    0.0375
19        0.0150    0.0150    0.0150    0.0150              49        0.0550    0.0400    0.0500    0.0400

20        0.0150    0.0150    0.0175    0.0150              50        0.0600    0.0450    0.0550    0.0425
21        0.0150    0.0150    0.0175    0.0150              51        0.0675    0.0525    0.0625    0.0475
22        0.0150    0.0150    0.0175    0.0150              52        0.0775    0.0600    0.0700    0.0525
23        0.0150    0.0150    0.0175    0.0175              53        0.0925    0.0700    0.0800    0.0575
24        0.0150    0.0150    0.0175    0.0175              54        0.1075    0.0825    0.0900    0.0675

25        0.0150    0.0150    0.0200    0.0175              55        0.1300    0.0975    0.1050    0.0775
26        0.0150    0.0150    0.0200    0.0175              56        0.1550    0.1175    0.1225    0.0925
27        0.0150    0.0150    0.0200    0.0200              57        0.1875    0.1400    0.1450    0.1100
28        0.0150    0.0150    0.0200    0.0200              58        0.2275    0.1700    0.1700    0.1300
29        0.0150    0.0150    0.0200    0.0225              59        0.2775    0.2075    0.2000    0.1550

30        0.0150    0.0150    0.0225    0.0200
31        0.0175    0.0150    0.0225    0.0225
32        0.0175    0.0150    0.0225    0.0225
33        0.0175    0.0150    0.0250    0.0225
34        0.0175    0.0175    0.0250    0.0225

*For insureds with a preferred risk classification, the above standard non-smoker rates will apply. If other than a preferred or standard risk classification applies to the specified amount or to this rider, the WMD rate will be adjusted by multiplying the above monthly rates by the appropriate risk factor shown under Policy Data.